SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

                               September 15, 2000
                               ------------------
                Date of Report (Date of earliest event reported)

                              STAKE TECHNOLOGY LTD.
                              ---------------------
             (Exact name of registrant as specified in its charter)

            CANADA                     0-9989               Not Applicable
(Jurisdiction of Incorporation) (Commission File No.) (IRS Employer I.D. Number)

                                 2838 Highway 7
                         Norval, Ontario L0P 1K0, Canada
                    (Address of Principle Executive Offices)

                                 (905) 455-1990
              (Registrant's telephone number, including area code)

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Item 1. Changes in Control of Registrant

In connection with the acquisition of Northern Food and Dairy, Inc. on September 15, 2000, Stake Technology Ltd. ("Stake" or the "Company") issued 7,000,000 shares and warrants to purchase an additional 500,000 shares of Stake common stock to the three shareholders of Northern Food and Dairy, Inc. ("NFD"). As a result of such issuance, the outstanding common stock of the Company increased to approximately 27,950,000 shares. The Stake common stock issued to Dennis Anderson, Christopher Anderson and Larry Anderson represents approximately 18.8%, 5.0% and 1.3%, respectively, of the outstanding shares of the Company following such issuance.

In connection with the acquisition, Stake undertook to use its best efforts to cause its shareholders to elect Dennis Anderson and Larry Anderson to the Company's Board of Directors until (i) such time as Dennis Anderson and Larry Anderson collectively own less than 1,000,000 of the Company's shares; (ii) a default or breach of a representation under the agreement pursuant to which NFD was acquired occurs; (iii) there is a breach of a fiduciary duty by the director nominee; or (iv) the director nominee desires not to serve. Stake also agreed to elect Dennis Anderson, Christopher Anderson and Larry Anderson to the Boards of Directors of NFD and of SunRich, Inc., a wholly owned subsidiary of Stake.

Item 2. Acquisition or Disposition of Assets

Northern Food and Dairy, Inc. ("NFD") became a wholly owned subsidiary of Stake Technology Ltd. ("Stake" or the "Company") as the result of a merger of NFD and a wholly owned subsidiary of Stake established for that purpose. The merger was effective September 15, 2000.

Pursuant to the Agreement and Plan of Reorganization dated September 11, 2000 among Stake, its wholly owned subsidiary, NFD and the three shareholders of NFD, 7,000,000 shares of Stake common stock and warrants to purchase an additional 500,000 shares were issued to the NFD shareholders. The warrants will be exercisable at a price of $1.50 per share during the four year period commencing on September 15, 2001. The NFD shareholders may require the Company to file a registration statement to permit the resale of the shares, including shares issued on exercise of a warrant, after September 15, 2002.

At its three plants located in Alexandria, Bertha and Fosston, Minnesota NFD processes and packages soy beans, guar seeds, dairy products, honey and molasses and other agricultural products. The processing primarily produces ingredients used by food manufacturers in their products.

For approximately 15 years, Stake's wholly owned subsidiary, SunRich, Inc. ("SunRich"), has used NFD to process soy beans to produce ingredients used in producing soy milk. Processing fees paid by SunRich to NFD accounted for approximately 12% of NFD's gross revenue in 1999, and approximately 14.7% of NFD's gross revenues for the first six months of 2000. SunRich and NFD have established joint ventures to acquire and operate a soy milk processing plant in Afton, Wyoming and a soy milk packaging plant in Alexandria, Minnesota.

Stake intends to integrate the operations of NFD and SunRich to pursue the growing market for soy based products, especially soy milk.


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Item 3. Bankruptcy or Receivership

Not applicable.

Item 4. Change in Registrant's Certifying Accountant

Not applicable.

Item 5. Other Events

Not applicable.

Item 6. Resignation of Registrant's Directors

Not applicable.

Item 7. Financial Statements and Exhibits

      (a)   Financial statements of businesses acquired.

            It is impractical to provide the financial information with respect to the acquisition of NFD required by this Item at the time of this filing. The required financial information will be filed as soon as practicable, but no later than 60 days after the due date of this report.

      (b)   Pro forma financial information.

            It is impractical to provide the pro forma financial information with respect to the acquisition of NFD required by this Item at the time of this filing. The required pro forma financial information will be filed as soon as practicable, but no later than 60 days after the due date of this report.

      (c)   Exhibits.

            Exhibit No.           Description
            -----------           -----------

            10.1                   Press Release issued on September 18, 2000

            10.2 Agreement and Plan of Reorganization by and among Stake Technology, Ltd., Stake Minnesota II, Inc., Northern Food and Dairy, Inc., Dennis W. Anderson, Larry D. Anderson and Christopher J. Anderson.

Item 8. Change in Fiscal Year

Not applicable.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 22, 2000                        STAKE TECHNOLOGY, LTD.


                                          By: /s/ Leslie N. Markow
                                              ----------------------------------
                                                  Leslie N. Markow
                                                  Vice President - Finance
                                                  Chief Financial Officer


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